Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended November 30, 2013
(Dollars in millions)

Domestic Card Metrics(1)	November 2013
Net principal charge-offs(2)	$222
Average loans held for investment	69,690
Net charge-off rate(2)(3)	3.82%
30+ day performing delinquencies	$2,494
Period-end loans held for investment	70,631
30+ day performing delinquency rate(4)	3.53%

International Card Metrics(1)
Net principal charge-offs	$30
Average loans held for investment	7,825
Net charge-off rate(3)	4.56%
30+ day performing delinquencies	$291
Nonperforming loans	90
Period-end loans held for investment	7,874
30+ day performing delinquency rate(4)	3.70%
Nonperforming loan rate(5)	1.14

Auto Finance Metrics
Net principal charge-offs	$54
Average loans held for investment	31,443
Net charge-off rate(3)	2.06%
30+ day performing delinquencies	$1,954
Nonperforming loans	155
Period-end loans held for investment	31,535
30+ day performing delinquency rate(4)	6.20%
Nonperforming loan rate(5)	0.49
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
At the end of October 2013, we experienced a short term delay in processing certain recoveries and as a result recoveries that ordinarily would have been processed in October were processed in November.  As such, we estimate that Domestic Card net charge-offs for November 2013, as reported, were lower than they otherwise would have been by approximately 9 basis points. Although the timing of the processing of these recoveries affects our October and November 2013 net charge-off amounts, it will have no impact on our total net charge-offs for the fourth quarter of 2013.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.